                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

         [ ] Preliminary Proxy Statement
         [ ] Confidential, For Use of the Commission Only
             (as Permitted by Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                         SUNSTONE HOTEL INVESTORS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                         Sunstone Hotel Investors, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                                      N/A

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         (2) Aggregate number of securities to which transaction applies:

                                      N/A

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A

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

         (4) Proposed maximum aggregate value of transaction:

                                      N/A

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         (5) Total fee paid:


                                      N/A
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         [ ] Fee paid previously with preliminary materials.

                                      N/A
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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:

                                      N/A

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         (2) Form, Schedule or Registration Statement No.:


                                      N/A

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         (3) Filing Party:

                                      N/A

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        (4) Date Filed:

                                       *
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

SUNSTONE LOGO

TO THE STOCKHOLDERS OF SUNSTONE HOTEL INVESTORS, INC.

     You are cordially invited to attend the Annual Meeting of Stockholders of Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company") on Friday, April 17, 1998, at 9:00 a.m. Pacific Standard Time. The Annual Meeting will be held at the Holiday Inn Select, located at One South Grady Way, Renton, Washington 98055.

     At the meeting you will be asked to consider and vote upon the following proposals: (i) the amendment of the Company's Articles of Incorporation to increase the authorized shares; (ii) the amendment of the Company's Articles of Incorporation to increase the maximum number of directors; (iii) the election of three individuals to serve on the Company's Board of Directors until 2001; and
(iv) the amendment of the Company's 1994 Stock Incentive Plan.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage pre-paid envelope. By returning the proxy card, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

March 13, 1998

                                          /s/ ROBERT A. ALTER
                                          ROBERT A. ALTER
                                          Chairman and President

P.O. Box 4240
San Clemente, CA 92674-4240
115 Calle de Industrias, Suite 201
San Clemente, CA 92672
(714) 361-3900 FAX (714) 361-4157

                         SUNSTONE HOTEL INVESTORS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 17, 1998

To the Stockholders of Sunstone Hotel Investors, Inc.:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company"), will be held at the Holiday Inn Select, located at One South Grady Way, Renton, Washington 98055, commencing at 9:00 a.m. Pacific Standard Time, on April 17, 1998 for the following purposes:

          1. To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 50,000,000 to a total of 150,000,000 shares of Common Stock and to increase the number of shares of Preferred Stock authorized for issuance thereunder by an additional 10,000,000 to a total of 20,000,000 shares of Preferred Stock;

          2. To approve an amendment to the Company's Articles of Incorporation to increase the maximum number of directors from nine to twelve;

          3. To elect three directors to serve for three-year terms until the 2001 Annual Meeting;

          4. To approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares of the Company's common stock authorized for issuance under such Plan by an additional 1,200,000 shares;

          5. To conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The close of business on March 9, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be so entitled to vote.

     You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders, whether you own a few shares or many shares, return your signed proxies promptly.

                             YOUR VOTE IS IMPORTANT


     A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND PREFERRED STOCK (WHICH VOTE ON AN AS CONVERTED BASIS) ENTITLED TO VOTE AT THE ANNUAL MEETING MUST BE REPRESENTED AT THE ANNUAL MEETING, IN PERSON OR BY PROXY, IN ORDER TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COSTS TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.


                                          By Order of the Board of Directors,

                                          /s/ Robert A. Alter
                                          ROBERT A. ALTER
                                          Secretary

San Clemente, California

March 13, 1998

                         SUNSTONE HOTEL INVESTORS, INC.
                       115 CALLE DE INDUSTRIAS, SUITE 201
                             SAN CLEMENTE, CA 92672

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1998
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION


     This Proxy Statement is furnished to stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation ("Sunstone" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on Friday, April 17, 1998, at 9:00 a.m. Pacific Standard Time, and at any and all adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting accompanying this Proxy Statement. The Annual Meeting will be held at the Holiday Inn Select, located at One South Grady Way, Renton, Washington 98055.



     These proxy solicitation materials are first being mailed on or about March 13, 1998 to all stockholders entitled to vote at the Annual Meeting.


REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (sent to the attention of Robert A. Alter) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

VOTING AND SOLICITATION


     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. In addition, the Company has retained ChaseMellon Shareholder Services, LLC to act as a proxy solicitor in conjunction with the Annual Meeting. Under the terms of an agreement dated March 5, 1998, the Company has agreed to pay up to $7,500 to ChaseMellon Shareholder Services, LLC for proxy solicitation services. The Company may conduct further solicitation personally or telephonically through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.



     Only stockholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting. As of February 24, 1998, 37,503,851 shares of Common Stock were issued and outstanding. In addition, 250,000 shares of 7.9% Class A Cumulative Convertible Preferred Stock are issued and outstanding with rights to vote with the Common Stock on an as converted basis, thus entitling the holders to 1,699,605 votes. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share of Common Stock and Preferred Stock (on an as converted basis) held of record on March 9, 1998. The Company's Bylaws do not provide for cumulative voting by stockholders.



     A majority of the shares of Common Stock and Preferred Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Each matter to be submitted to a vote of the stockholders, other than the election of directors and certain extraordinary matters such as charter amendments, must be approved by a majority of all the votes cast on such matter at the Annual Meeting. Directors shall be elected by a plurality of the votes cast. Certain extraordinary actions must be approved by a majority or more of all votes entitled to be cast. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Maryland law. The Company intends to count abstentions as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will not be counted for purposes of determining whether a proposal requires approval by a majority or more of the votes entitled to be cast, in which case an abstention will have the same effect as a negative vote. The Company also intends to count broker non-votes as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will also not be counted for purposes of determining whether a proposal has been approved unless such proposal requires approval by a majority or more of the votes entitled to be cast, in which case broker non-votes will have the same effect as negative votes.


     The shares represented by all valid proxies will be voted in accordance with the specifications therein. Unless otherwise directed in the proxy, the persons named therein will vote FOR: 1) the amendment of the Company Articles of Incorporation to increase the authorized shares as specified below; 2) the amendment of the Company Articles of Incorporation to increase the maximum number of directors as specified below; 3) the election of the three nominees listed below; and 4) the amendment of the 1994 Stock Incentive Plan as specified below. The Board of Directors knows of no other matters likely to be brought before the Annual Meeting other than those mentioned above. However, if any other matters, not now known or determined, properly come before the meeting or any adjournments or postponements thereof, the persons named in the enclosed form of Proxy will vote such Proxy in accordance with their best judgment in such matters pursuant to discretionary authority granted in the Proxy.


                                  PROPOSAL 1:

                         APPROVAL OF CHARTER AMENDMENT
                    REGARDING INCREASE IN AUTHORIZED SHARES

     The present capital structure of the Company authorizes 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock each having a par value of $.01 per share. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved the amendment of the Company's Amended Articles of Incorporation ("Articles") to increase the authorized number of shares of Common Stock from 100,000,000 shares to 150,000,000 shares and the authorized number of shares of Preferred Stock from 10,000,000 shares to 20,000,000 shares. The Board believes this capital structure more appropriately reflects the present and future needs of the Company and recommends such amendment to the Company's stockholders for adoption. The undesignated Preferred Stock may be issued from time to time in one or more series with such rights preferences and privileges as may be determined by the Board of Directors. On February 24, 1998, 37,503,851 shares of Common Stock were outstanding and 250,00 shares of Preferred Stock were outstanding.


     Authorizing an additional 50,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the stockholders, to issue such Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue such additional shares of Common Stock for general corporate purposes. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition to this limitation, the Company may not incur or suffer to exist indebtedness in an amount in excess of 50% of the Company's investment in hotel properties, at its cost, on a consolidated basis after giving effect to the Company's use of proceeds from any indebtedness. Because of the inability to retain earnings due to its REIT tax status and the limitation on indebtedness, the Company must issue Common Stock or Preferred Stock to continue to finance its growth strategy. Potential uses of the additional authorized shares may include acquisition transactions, equity financings, stock dividends or distributions, issuance of options pursuant to the Company's 1994 Stock Incentive Plan and issuances of Common Stock pursuant to the 1994 Directors Plan, each without further action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed.



     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized by unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could make removal of directors more difficult by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an adverse effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares.


     The Preferred Stock may be issued in such classes or series as the Board of Directors may determine and the Board of Directors may establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction in which holders of shares of Common Stock might receive a premium for such shares over the market price.


     The proposed amendment of the Company's Articles was approved by a unanimous vote of the Board of Directors of the Company on January 16, 1998.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES AUTHORIZING 50,000,000 ADDITIONAL SHARES OF COMMON STOCK AND 10,000,000 ADDITIONAL SHARES OF PREFERRED STOCK. PURSUANT TO THE ARTICLES, THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL VOTES ENTITLED TO BE CAST BY THE STOCKHOLDERS OF THE CORPORATION IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT.

                                  PROPOSAL 2:

                         APPROVAL OF CHARTER AMENDMENT
                     REGARDING MAXIMUM NUMBER OF DIRECTORS

GENERAL


     Section 1(a) of Article VI of the Company's Articles currently provides that the authorized number of directors shall not be less than three (3) nor more than nine (9). The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Articles that would increase the specified limits of the authorized number of directors to not be less than nine
(9) nor more than twelve (12), with the exact number of directors to be fixed from time to time by the stockholders or by the affirmative vote of at least 80% of the Board of Directors.


     The exact number of directors presently authorized is nine (9).

     The Board of Directors believes that this proposed amendment will enable the Board to take timely advantage of the availability of well-qualified candidates for appointment to the Board, in particular, candidates from outside the Company whose skills and experience will benefit the Company. Accordingly, it is proposed that Section 1(a) of Article VI of the Articles of the Company be amended to read as follows:

     "Section 1. Number and Qualification of Directors.

          (a) Authorized Number. The number of Directors of the Corporation shall not be less than nine (9) nor more than twelve (12), with the exact number of Directors to be fixed from time to time by the shareholders or by the affirmative vote of at least 80% of the Board of Directors but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The exact number of directors presently authorized shall be nine (9) until changed within such specified limit in manner prescribed above. A director need not be a shareholder."

RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES INCREASING THE MAXIMUM NUMBER OF DIRECTORS TO TWELVE (12). PURSUANT TO THE ARTICLES, THE AFFIRMATIVE VOTE OF 66 2/3% OF THE OUTSTANDING SHARES OF EACH OF COMMON STOCK (AND PREFERRED STOCK ON AN AS CONVERTED BASIS) AND PREFERRED STOCK, EACH VOTING AS A CLASS, IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT.


                                  PROPOSAL 3:

                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide for the Company's Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered tiers so that directors' initial terms will expire either at the 1999 (Class III), 2000 (Class II) or 2001 (Class
I) Annual Meeting of Stockholders. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The following persons shall be designated as nominees to serve as Class I directors of the Company until the 2001 Annual Meeting: Messrs. Alter, Gould and Kazilionis. If any of such nominees should unexpectedly become unavailable for election, proxies will be voted for the election of persons selected as nominees in their place by the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF MESSRS. ALTER, GOULD AND KAZILIONIS TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE 2001 ANNUAL MEETING, AT WHICH TIME THEIR SUCCESSORS WILL BE ELECTED AND QUALIFIED.

     Certain information about Messrs. Alter, Gould and Kazilionis is set forth below.


               NAME                  AGE           PRINCIPAL OCCUPATION            DIRECTOR SINCE
               ----                  ---           --------------------            --------------
Robert A. Alter(1).................  47         President, Chief Executive           1994
                                                   Officer and Secretary
                                              Sunstone Hotel Investors, Inc.
Fredric H. Gould(2)(3).............  62               General Partner                1995
                                                   Gould Investors, L.P.
Paul D. Kazilionis(4)..............  40            Managing Principal of             1997
                                                    Westbrook Partners


---------------

(1) Member of the Executive Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee


(4) Mr. Kazilionis is entitled pursuant to the terms of the Stock Purchase Agreement executed in connection with the Kahler acquisition to serve on the Compensation Committee and Audit Committee and anticipates serving on such Committees commencing after the 1998 Annual Meeting.

     Mr. Alter has served as President, Secretary, Chief Executive Officer and Chairman of the Board since August 1994. From 1990 until August 1995, Mr. Alter served as President of Sunstone Hotel Management, Inc. (the "Management Company"), which currently manages all of the hotels owned by the Company. Mr. Alter also serves as chairman of the board of directors of both the Management Company and Sunstone Hotel Properties, Inc., the lessee of all the hotels owned by the Company. Mr. Alter has been engaged in the hotel ownership, development and management business since 1976. Mr. Alter is a Certified Hotel Administrator, as designated by the American Hotel and Motel Association, and is a past President and a former member of the Board of Directors of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels. Mr. Alter is President of Riverside Hotel Partners and a Partner of Southeast Aurora Hotel Venture. Mr. Alter holds a Bachelor of Science degree in Hotel Administration from Cornell University.

     Mr. Gould has served as a director since August 1995. Mr. Gould has served for the past six years as General Partner of Gould Investors L.P., a master limited partnership engaged in the ownership and operation of various types of income-producing real property located throughout the United States and which holds substantial interests in publicly held real estate investment trusts and savings and commercial banks. In addition, Mr. Gould is currently the Chairman of the Board of Trustees of BRT Realty Trust, a publicly-traded mortgage real estate investment trust, Chairman of the Board of Directors of One Liberty Properties, Inc., President of REIT Management Corporation, President of Majestic Property Management Corporation and Chairman of Georgetown Partners, Inc. Mr. Gould holds a Bachelor of Business Administration from Lehigh University and an L.L.B. from New York Law School.


     Mr. Kazilionis has served as a director since October 1997. From April 1994 until the present, Mr. Kazilionis has been a Managing Principal of Westbrook Real Estate Partners, L.L.C., a real estate investment management company. Prior to co-founding Westbrook Partners, Mr. Kazilionis spent 12 years at Morgan Stanley and Company serving most recently as Managing Director and President of the General Partner of the Morgan Stanley Real Estate Fund, through which Morgan Stanley conducted its principal real estate investment activities. Mr. Kazilionis is also a Director of Berkshire Realty Company, Inc. and Sarakreek Holding, N.V. Mr. Kazilionis received a Bachelor of Arts degree from Colby College in 1979 and a Masters in Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College in 1982. Mr. Kazilionis is a member of the Dartmouth College real estate advisory committee. Pursuant to the Stock Purchase Agreement relating to the Kahler acquisition, Westbrook Partners is entitled to one Board seat, which is currently held by Mr. Kazilionis. In addition, in the event the size of the Board is increased, Westbrook Partners may be entitled to additional Board seats as necessary to ensure that its Board representation is equal to the total number of directors multiplied by the percentage of Common Stock beneficially owned by the Westbrook Funds. Subject to certain limitations, the Company must nominate Westbrook Partners' designee (designees, if the Westbrook Funds are entitled to more than one Board seat) for election to the Board at the Company's annual meeting of stockholders.


DIRECTORS CONTINUING TO SERVE UNTIL 1999

                NAME                   AGE           PRINCIPAL OCCUPATION           DIRECTOR SINCE
                ----                   ---   -------------------------------------  --------------
C. Robert Enever.....................  70                   Retired                   1994
David Lambert(1)(2)(3)...............  45          Executive Vice President,          1995
                                                     Preview Travel, Inc.
Edward H. Sondker(2)(3)..............  50                President and                1995
                                                   Chief Executive Officer,
                                                 Bay View Capital Corporation

---------------
(1) Member of the Executive Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

     Mr. Enever has served as a director since September 1994. Mr. Enever is retired but currently manages a portfolio of real estate and securities investments. From 1971 until his recent retirement, Mr. Enever was engaged in real estate development management and ownership, through several owned entities. Before that he had a career in financial analysis, pricing and international operations with Ford Motor Company. Mr. Enever holds a Bachelor of Science degree in Economics from the University of London, a C.P.A. from the State of Illinois and a Masters Degree in Business Administration (with distinction) in Finance and Accounting from Northwestern University.

     Mr. Lambert has served as a director since August 1995. Mr. Lambert also serves as Chairman of the Compensation Committee. Since June 1995, Mr. Lambert has served as Executive Vice President of Preview Travel, Inc., a San Francisco Bay Area company in the online travel business and media production and syndication business. Prior to joining Preview Travel, Mr. Lambert had served as Executive Vice President and Chief Financial Officer of Excalibur Technologies Corporation, a publicly-traded computer software company from 1992 to 1995. Prior to joining Excalibur Technologies, Mr. Lambert served as a private consultant in marketing, strategic planning, operations and computer systems from 1991 to 1992 and as Chairman of the Board, President and Chief Executive Officer of Grand American Fare, Inc., a $30 million restaurant company, from 1985 to 1991. From 1981 to 1985, Mr. Lambert served as Executive Vice President of Colony Hotels and Resorts, a subsidiary of Radisson Hotels. Mr. Lambert holds a Bachelor of Arts degree in Physics and Math from Occidental College and a Masters in Business Administration from the University of California, Los Angeles, and is a licensed California real estate broker.


     Mr. Sondker has served as a director since August 1995. Since August 1995, Mr. Sondker has served as President and Chief Executive Officer of Bay View Capital Corporation, a publicly-traded bank holding company located in the San Francisco Bay Area. Prior to joining Bay View Capital Corporation, Mr. Sondker served from 1990 through June 1995 as the President and Chief Executive Officer of Independence One Bank of California. During the fifteen years prior to that time, Mr. Sondker served in senior executive positions with several independent financial institutions having assets ranging in size from $200 million to over $1 billion. Mr. Sondker holds both a Bachelor of Arts and a J.D. degree from Washburn University. Mr. Sondker currently is a director of Bay Area Council, a public policy forum for business in San Francisco, California.


DIRECTORS CONTINUING TO SERVE UNTIL 2000

                NAME                   AGE           PRINCIPAL OCCUPATION           DIRECTOR SINCE
                ----                   ---   -------------------------------------  --------------
Charles L. Biederman.................  64          Executive Vice President,          1994
                                                Sunstone Hotel Investors, Inc.,
                                                President Woodstone Homes, Inc.
H. Raymond Bingham(2)(3).............  53        Executive Vice President and         1995
                                                    Chief Financial Officer
                                                    Cadence Design Systems
Laurence S. Geller(1)................  50        President and Chief Executive        1996
                                                  Officer of Strategic Hotel
                                                     Capital Incorporated

---------------
(1) Member of the Executive Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

     Mr. Biederman has served as the Executive Vice President and a director since September 1994. From 1990 until August 1995, Mr. Biederman served as Executive Vice President of the Management Company. Mr. Biederman has previously served as President of Provident Development Group Corporation, a Florida corporation engaged in the design, development and sale of luxury homes in South Florida, from 1989 until 1992 and as President and Vice President of Colorado Home Improvements, Inc., a Colorado corporation engaged in general contracting, renovation and related services for existing homes in the Denver, Colorado area, since 1989. From 1974 to 1996, Mr. Beiderman was Vice President of Robert Roose and Associates, President of NDH. He is currently the President of Woodstone Homes, Inc., a Colorado corporation engaged in luxury home construction in the Vail, Colorado area, President of C.L.B., Inc., a director of One Liberty Properties, Inc., a New York-based real estate investment trust specializing in the purchase and leasing of single tenant net leased properties throughout the United States. Mr. Biederman has been engaged in the real estate development business since 1962. Mr. Biederman holds a Bachelor of Arts degree from Colgate

University and a Bachelor of Architecture and a Masters in Architecture from Columbia University and is a registered architect.


     Mr. Bingham has served as a director since August 1995. Mr. Bingham also serves as Chairman of the Audit Committee. Mr. Bingham is Chairman of the Board of Integrated Measurement Systems, a test equipment and manufacturing company, Executive Vice President, Chief Financial Officer and a member of the Board of Directors of Cadence Design Systems, a publicly-traded computer aided design company, and a member of the Board of Directors of Innotech Corporation. Prior to joining Cadence Design Systems, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Red Lion Hotels & Inns for eight years. Mr. Bingham is the former Chairman of the American Hotel & Motel Association Industry Real Estate Finance Council and a former Director of the National Realty Committee. Mr. Bingham holds a Bachelor of Science degree in Economics from Weber State College and a Masters in Business Administration from Harvard Business School.


     Laurence Geller has served as a director since November 1996. Since May, 1997, Mr. Geller has been President and Chief Executive Officer of Strategic Hotel Capital Incorporated. From 1989 to 1997, Mr. Geller was Chairman of Geller & Co., a hotel-industry consulting firm based in Chicago, Illinois. From 1984 through December 1989, Mr. Geller served as the Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, a developer of domestic and international hotels and resorts, and from 1976 to 1981, as a Senior Vice President of Holidays Inns, Inc. Mr. Geller serves as a consultant to the Company pursuant to a consulting agreement entered into in July 1996. Mr. Geller is Chairman and Chief Executive Officer of Sky Games and is a Director of Vistana and of Eagle Gaming. Mr. Geller is a graduate of the Ealing Technical College (U.K.) in Hotel Management and Catering.

     There is no family relationship between any director or executive officer of the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Executive Committee. During the 1997 fiscal year, Sunstone's Board of Directors held eleven (11) meetings. No incumbent Director attended fewer than 75% of the aggregate meetings of the Board of Directors and meetings of the committees of the Board on which he served, other than Mr. Kazilionis who did not attend the one Board of Directors' meeting held during 1997 after he was appointed to the Board in October 1997.

     The Audit Committee, which held four meetings during fiscal 1997, consists of Fredric H. Gould, H. Raymond Bingham, David Lambert and Edward H. Sondker. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee of the Board of Directors consists of Fredric H. Gould, H. Raymond Bingham, David Lambert and Edward H. Sondker. The Compensation Committee held four meetings during fiscal 1997. The Compensation Committee is responsible for administering the Company's 1994 Stock Incentive Plan. The Compensation Committee determines recipients of awards, sets the exercise price of options granted and determines the terms, provisions and conditions of all rights granted under such plan. This Committee also reviews and approves the Company's general compensation policies and determines the recipients of and the amount of cash bonuses to be paid to key management.


     The Executive Committee held no meetings during fiscal year 1997. Its members are Robert A. Alter, David Lambert and Laurence S. Geller. The Executive Committee has all the right to exercise all powers of the Board of Directors except those powers, which, by law, or under the Articles or Bylaws of the Corporation, cannot be delegated to a committee of the Board of Directors. However, its current function is to review the construction budgets for hotels being renovated by the Company and analyze whether amendments should be made to the percentage leases with Sunstone Hotel Properties, as lessee.

DIRECTOR REMUNERATION

     Directors who are not employees of the Company or one of its subsidiaries receive a cash payment of $2,500 for each quarterly Board meeting attended, and $1,000 for each special Board meeting attended. Directors who are employees will not receive such a payment in connection with their attendance at any quarterly or special meeting of the Board. However, the Company reimburses all directors for their out-of-pocket expenses incurred in connection with their services on the Board of Directors.

     Non-employee directors are also eligible to participate in the Company's 1994 Directors Plan (the "Directors Plan"), which consists of two programs: (i) the Automatic Option Grant Program pursuant to which options to purchase shares of Common Stock are automatically granted at periodic intervals, and (ii) the Automatic Stock Issuance Program under which direct issuances of Common Stock are automatically made at periodic intervals in consideration of the non-employee director's service on the Board.

     Under the Directors Plan, automatic option grants and direct stock issuances are made upon the occurrence of each of the following three events. First, following an individual's initial election to serve as a non-employee Board member, he or she receives an option to purchase 1,500 shares of Common Stock and a direct issuance of 1,500 shares of Common Stock on the date of the first Board meeting held after the annual stockholders meeting at which that individual was elected to the Board of Directors. Second, each continuing non-employee Board member receives an additional option to purchase 1,500 shares of Common Stock and an additional issuance of 1,500 shares of Common Stock on each anniversary of the later of (a) August 10, 1995, or (b) the date on which the non-employee Board member was first elected or appointed to the Board of Directors, if such Board member continues to serve on the Board of Directors through such anniversary date. Third, each individual who ceases to serve as a Board member but is subsequently re-elected or re-appointed to the Board of Directors will be granted an option to purchase 1,500 shares of Common Stock and a direct issuance of 1,500 shares of Common Stock on the date of the first Board meeting held after the annual stockholders meeting at which that individual is re-elected, provided that individual continues to serve as a non-employee Board member through the date of such Board meeting.

     Options are granted under the Automatic Option Grant Program at an exercise price per share equal to the fair market value per share of Common Stock on the option grant date. Each option has a maximum term of ten years. Each automatic option grant is immediately exercisable for fully vested shares of Common Stock. The automatic option grant remains exercisable until the expiration date of such option, whether or not the optionee continues to serve as a Board member, unless terminated in connection with an acquisition of the Company by merger or asset sale.

     Each direct stock issuance is subject to a six-month vesting schedule. Should the non-employee Board member cease to remain in Board service prior to the expiration of the six-month vesting period, then all shares subject to the issuance must be surrendered to the Company for cancellation, and the Board member will have no further rights with respect to those shares.

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Automatic Option Grant Program which is not to be assumed by the successor corporation will terminate and cease to be outstanding and each outstanding direct stock issuance under the Automatic Stock Issuance Program will immediately vest in full.

     On April 17, 1997, in connection with his initial election to the Board, Mr. Geller received an option to purchase 1,500 shares of Common Stock at an exercise price of $12.875 per share, and a direct issuance of 1,500 shares of Common Stock. In addition, Mr. Geller received 1,500 shares of Common Stock and was granted an option to purchase 1,500 shares of Common Stock on November 1, 1997, his anniversary date of being elected to the Board, at $17.5625 per share. On August 10, 1997, Messrs. Gould, Enever, Lambert, Sondker, and Bingham were each granted an option to purchase 1,500 shares of Common Stock at an exercise price of $14.50 per share and each received a direct issuance of 1,500 shares of Common Stock. In addition, on January 2, 1997, Messrs. Bingham, Enever, Gould, Lambert and Sondker each received a direct issuance of 38 shares of Common Stock pursuant to the terms of the Directors Plan as in effect prior to its amendment in 1997.

     Neither Mr. Alter nor Mr. Biederman received any compensation as a director, other than reimbursement for their out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

                                  PROPOSAL 4:

             APPROVAL OF AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 1994 Stock Incentive Plan (the "Incentive Plan") that will increase the maximum number of shares of Common Stock authorized for issuance over the term of the Incentive Plan by 1,200,000 shares. Stockholder approval of this Proposal will increase the maximum number of shares of Common Stock reserved for issuance under the Incentive Plan from 1,200,000 to 2,400,000 shares. The increase in the share reserve is designed to assure that a sufficient reserve of Common Stock is available under the Incentive Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

     The following is a summary of the principal features of the Incentive Plan, assuming stockholder approval of this proposal. However, the summary does not purport to be a complete description of all the provisions of the Incentive Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Clemente, California.

     The Incentive Plan was adopted by the Board of Directors on September 23, 1994, and subsequently approved by the Company's stockholders. The Incentive Plan became effective on August 10, 1995, the date of execution of the underwriting agreement in connection with the initial public offering of the Company's Common Stock. The 1,200,000 share increase in the maximum number of shares of Common Stock authorized for issuance under the Incentive Plan effected which is the subject of this Proposal was adopted by the Board of Directors on January 16, 1998.

EQUITY INCENTIVE PROGRAMS

     The Incentive Plan contains three separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Performance Share Program and
(iii) the Stock Issuance Program. The principal features of these programs are described below.

  ADMINISTRATION

     The Incentive Plan is currently administered by the Compensation Committee of the Board of Directors. However, one or more additional Board committees may be appointed to administer the Incentive Plan with respect to certain designated classes of individuals in the Company's service. The term "Plan Administrator" as used in this summary will mean the Compensation Committee and any other appointed committee acting within the scope of its administrative authority under the Incentive Plan. The Plan Administrator will have complete discretion (subject to the provisions of the Incentive Plan) to authorize option grants, performance share awards and direct stock issuances under the Incentive Plan.

  SHARE RESERVE

     A total of 2,400,000 shares of Common Stock have been reserved for issuance over the ten-year term of the Incentive Plan, assuming stockholder approval of the 1,200,000-share increase which is the subject of this Proposal. In no event may any one participant in the Incentive Plan be granted stock options and separately exercisable stock appreciation rights for more than 250,000 shares in any calendar year. In addition, no participant may receive performance share awards and direct stock issuances for more than 50,000 shares in any calendar year.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the Incentive Plan and to each outstanding option and performance share award.

     Should an option expire or terminate for any reason prior to exercise in full, or should a performance share award terminate or expire prior to vesting, the shares subject to the portion of the option not so exercised or the performance share award so terminated will be available for subsequent issuance under the Incentive Plan. Unvested shares issued under the Incentive Plan and subsequently repurchased by the Company at the original option or issue price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Incentive Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the Incentive Plan will not be available for subsequent issuance.

  ELIGIBILITY

     Officers and other employees of the Company and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the Board or the board of directors of any parent or subsidiary, and consultants and other advisors (and their respective employees) who provide valuable services to the Company and its parent or subsidiaries are eligible to participate in the Incentive Plan.

     As of February 24, 1998, seven (7) non-employee Board members, four (4) executive officers and three (3) other employees, non-executive officers and consultants were eligible to participate in the Incentive Plan.

  VALUATION

     The fair market value per share of Common Stock on any relevant date under the Incentive Plan will be the closing selling price per share on that date on the New York Stock Exchange. On February 24, 1998, the closing selling price per share was $15.625.

                       DISCRETIONARY OPTION GRANT PROGRAM

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years.

     Upon cessation of service, the optionee has a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue three types of stock appreciation rights under the Discretionary Option Grant Program:

          Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

          Independent stock appreciation rights are free-standing rights not tied to any underlying option and entitle the holder upon exercise to an appreciation distribution from the Company equal to the excess of (a) the fair market value of the shares of Common Stock underlying the exercised right over (b) the base price in effect for those shares. The base price is determined by the Plan Administrator at the time the rights are granted but may not be less than the fair market value of the underlying shares of Common Stock on the grant date. The appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

          Limited stock appreciation rights may be granted to officers and non-employee Board members of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer or non-employee Board member will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

     The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate vesting.

     The Plan Administrator has the authority to cancel outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the current market price of the Common Stock.

                           PERFORMANCE SHARE PROGRAM

     The Performance Share Program provides for the issuance of performance shares which function as an equity type participating interest in the Company and entitle the participant to receive a payment equal to the fair market value per share of Common Stock on the date on which the performance shares vest. The Plan Administrator may condition the vesting of performance shares upon the attainment of performance goals or such other factors or criteria as the Plan Administrator determines, including continued service, appreciation in the fair market value of the Common Stock, increased return on assets or earnings per share. However, no performance shares will vest prior to the first anniversary of the date on which the performance share award is authorized. All unvested performance shares held by a participant at the time of cessation of service will automatically terminate without any payment to the participant. However, the Plan Administrator may accelerate the vesting of performance shares at any time.

     The payment due upon vesting of the performance shares may be made in cash or shares of Common Stock valued at fair market value on the vesting date.

                             STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than the fair market value of the Common Stock on the date of issuance, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. However, any shares which are to vest upon the attainment of one or more prescribed performance goals may not vest sooner than one (1) year following the date of the stock issuance and for any shares which are to vest in installments over the participant's performance of service, full vesting of the shares may not occur within three (3) years following the date of the stock issuance. The Plan Administrator, however, has the discretionary authority at any time to accelerate the vesting of any unvested shares.

                               GENERAL PROVISIONS

  Acceleration

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation or a comparable cash incentive program will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator has the discretion to accelerate the vesting of any options assumed or replaced in connection with such acquisition, and any unvested shares which do not vest at the time of such acquisition, in the event the individual's service is subsequently terminated within a designated period following the acquisition. The Plan Administrator also has the discretion to accelerate the vesting of all outstanding options under the Discretionary Grant Program and all outstanding shares under the Stock Issuance Program upon a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members) or upon termination of the individual's service within a designated period following the change in control.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

  Financial Assistance

     The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options or the purchase of shares under the Incentive Plan. The Plan Administrator will determine the terms of any such assistance. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

  Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

  Amendment and Termination

     The Board of Directors may amend or modify the Incentive Plan in any or all respects whatsoever subject to any required stockholder approval. The Board of Directors may terminate the Incentive Plan at any time, and the Incentive Plan will in all events terminate on September 22, 2004.

  Stock Awards

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the Incentive Plan between the August 10, 1995 effective date of the Incentive Plan and February 24, 1998, together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS


                                                               OPTIONS GRANTED     WEIGHTED AVERAGE
                            NAME                              (NUMBER OF SHARES)    EXERCISE PRICE
                            ----                              ------------------   ----------------
Robert A. Alter.............................................       542,600(1)           $12.95
President, Chief Executive Officer, Chairman and Secretary
Charles L. Biederman........................................       274,400(2)           $13.45
Executive Vice President and Vice-Chairman
Kenneth J. Biehl............................................        15,000              $17.25
Chief Financial Officer
All current executive officers as a group...................       832,000              $13.29
(3 persons)
C. Robert Enever,...........................................            --                  --
Director
Fredric H. Gould,...........................................            --                  --
Director
H. Raymond Bingham,.........................................            --                  --
Director
David Lambert,..............................................            --                  --
Director
Laurence S. Geller,.........................................        50,000              $13.00
Director and Consultant
Edward H. Sondker,..........................................            --                  --
Director
Paul D. Kazilionis,.........................................            --                  --
Director
All current non-employee directors as a group (7 persons)...        50,000              $13.00
All employees, including current officers who are not              108,000              $16.44
  executive officers, as a group (3 persons)................


     As of February 24, 1998, options covering 984,320 shares of Common Stock were outstanding under the Incentive Plan, 1,368,174 shares remained available for future option grant, assuming stockholder approval of the 1,200,000-share increase which is the subject of this Proposal, and 47,506 shares have been issued under the Incentive Plan.
---------------
(1) The Company granted Mr. Alter an option in 1995 for 130,000 shares, an option in 1996 for 83,600 shares, an option in 1997 for 24,000 shares and an additional option in January 1998 for 120,000 shares in order to provide, at Mr. Alter's election, a source of payment for the obligations of Sunstone Hotel Properties, Inc., the lessee under the percentage leases with the Company (the "Lessee"), under its Stock Appreciation Rights Plan ("SAR Plan"). Under the SAR Plan, the Lessee's employees would be entitled to a cash payment equal to the increase in the share price of the Common Stock over the base price at which the stock appreciation right is granted. In order to fund this obligation of the Lessee, Mr. Alter and Mr. Biederman have each agreed to contribute in the 80%/20% proportion reflecting their stock ownership of the Lessee, an amount of money necessary to make such payments to the extent that the Lessee does not otherwise have sufficient cash.

(2) The Company granted Mr. Biederman an option in 1995 for 10,000 shares, another option in 1996 for 50,900 shares, an option in 1997 for 6,000 shares and an additional option in January 1998 for 30,000 shares in order to provide, at Mr. Biederman's election, a source of payment for the Lessee's obligations under the SAR Plan.

                        FEDERAL INCOME TAX CONSEQUENCES

  Option Grants

     Options granted under the Incentive Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

  Stock Appreciation Rights

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

  Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the Incentive Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

  Performance Shares

     A participant who receives a distribution upon the vesting of a performance share will recognize ordinary income in the year of receipt equal to the value of the distribution. The Company will be entitled to an income tax deduction equal to the distribution for the taxable year in which the ordinary income is recognized by the participant.

  Deductibility of Executive Compensation

     The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

                              ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings. Similarly, the issuance of performance shares will result in a compensation expense to the Company's earnings.

                               NEW PLAN BENEFITS

     As of February 24, 1998, no options, performance share awards or direct stock issuances have been granted to date on the basis of the 1,200,000-share increase to the Incentive Plan.

                              STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the 1,200,000 share increase in the maximum number of shares authorized for issuance under the Incentive Plan. Should such stockholder approval not be obtained, then the number of shares authorized for issuance under the Incentive Plan will not increase by 1,200,000 shares and any options granted, performance shares awarded, or direct stock issuances made in reliance upon the 1,200,000-share increase which is the subject of this Proposal will terminate without becoming exercisable for any of the shares of Common stock subject to those options, awards or issuances and no further options, awards or issuances will be made on the basis of such share increase. The Incentive Plan will, however, continue to remain in effect, and option grants, performance share awards and stock issuances may continue to be made pursuant to the existing provisions of the Incentive Plan, until the available reserve of Common Stock under the Incentive Plan as last approved by the stockholders is issued.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE INCENTIVE PLAN.

                                 OTHER MATTERS

     The Company knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

                            OWNERSHIP OF SECURITIES

     The following table sets forth information concerning the beneficial ownership of shares of the Company's Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee of the Company, (iii) the executive officers named in the Summary Compensation Table below; and (iv) by all current directors and executive officers of the Company as a group. This information is presented as of February 24, 1998. The number of Shares of Common Stock includes the number of shares of Common Stock into which Units may be redeemed in certain circumstances. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.


                                                                   NUMBER OF SHARES
       NAME OF INDIVIDUAL OR               POSITION WITH            OF COMMON STOCK          PERCENT
    NUMBER OF PERSONS ON GROUP                COMPANY            BENEFICIALLY OWNED(1)    OF CLASS (1)
    --------------------------             -------------         ---------------------    ------------
Westbrook Real Estate Fund I,                                          3,983,867(2)           10.6%
L.P. ..............................
Westbrook Real Estate Co-Investment
Partnership I, L.P.
c/o Westbrook Partners
599 Lexington Avenue, Suite 3800
New York, NY 10022
Robert A. Alter....................  President, Secretary,               580,532(3)            1.5
                                     Chief Executive
                                     Officer and Chairman
Charles L. Biederman...............  Executive Vice                      442,227(4)            1.2
                                     President and
                                     Vice-Chairman
Kenneth J. Biehl...................  Chief Financial Officer                   0                 *
H. Raymond Bingham.................  Director                              9,038(5)              *
C. Robert Enever...................  Director                            191,140(6)              *
Laurence S. Geller.................  Director                             57,250(7)              *
Fredric H. Gould...................  Director                              9,038                 *
David Lambert......................  Director                             14,082(8)              *
Paul D. Kazilionis.................  Director                          3,983,867(2)(9)        10.6
Edward H. Sondker..................  Director                             10,138(10)             *
All current directors and executive                                    5,297,312(11)          13.7%
  officers as a group (10
  persons).........................


---------------

  *  Less than one percent


 (1) Sunstone Hotel Investors, L.P. (the "Partnership") had 39,790,832 units of partnership interests ("Units") outstanding as of February 24, 1998, of which 37,753,851 were owned by the Company, corresponding to the number of shares of Common Stock outstanding as of that date, and 2,036,981 by other limited partners. Each of the Units are redeemable pursuant to certain redemption rights (the "Redemption Rights") on a one-for-one basis for shares of Common Stock. The number and percentages set forth above assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that all of the Units held by other persons are redeemed for shares of Common Stock.


 (2) Includes 1,699,605 shares of Common Stock initially issuable to the Westbrook Funds upon conversion of Preferred Stock, subject to adjustment in certain events.

 (3) Includes (i) 96,720 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998 and (ii) 483,812 Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, including 65,600 Units owned by Riverside Hotel Partners of which Mr. Alter has an 82% interest and 99,251 Units owned by Alter Investment Group, Ltd.

 (4) Includes (i) 6,500 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998 and (ii) 397,047 Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, including 14,400 Units owned by Riverside Hotel Partners of which Mr. Biederman has an 18% interest.

 (5) Includes 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998.

 (6) Includes (i) 1,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998, (ii) 61,049 Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, (iii) 100,254 Units owned by Enever Rout Investment Group Ltd. redeemable on a one-for-one basis for shares of Common Stock and (iv) 20,799 shares of Common Stock owned by Mr. Enever's spouse.

 (7) Includes 46,750 shares of Common Stock underlying stock options which are currently exercisable or which will become exercisable within 60 days after February 24, 1998, of which 43,750 were granted in connection with his consulting agreement with the Company pursuant to the Incentive Plan and 3,000 were granted pursuant to the Directors Plan.

 (8) Includes 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998.


 (9) Includes all shares of Common Stock and Preferred Stock owned by the Westbrook Funds. Mr. Kazilionis is a Managing Principal of Westbrook Partners, the General Partner of the Westbrook Funds.


(10) Includes 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998.

(11) Includes (i) 164,970 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan and the Directors Plan which are currently exercisable or which will become exercisable within 60 days after February 24, 1998 and (ii) 1,042,162 Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock. Also includes the shares deemed to be beneficially owned by Mr. Kazilionis.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the executive officers of the Company whose salary and bonus for the 1997 fiscal year was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1996, and 1997. Such individuals will be hereafter referred to as the "Named Executive Officers."

                                    TABLE I

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                    ANNUAL COMPENSATION                          SHARES
  NAME AND PRINCIPAL               ---------------------     OTHER ANNUAL      UNDERLYING     ALL OTHER
       POSITION           YEAR     SALARY($)     BONUS      COMPENSATION(1)    OPTIONS(2)    COMPENSATION
  ------------------     ------    ---------    --------    ---------------   ------------   ------------
Robert A. Alter........   1997     $120,000     $200,000        $5,964          124,000        $10,793(3)
  President, Chief        1996     $ 60,000     $150,000        $6,294          113,600        $ 9,186(4)
  Executive Officer and   1995     $ 22,500(5)        --        $4,976          185,000        $ 2,025(4)
  Secretary
Charles L. Biederman...   1997     $ 30,000     $400,000        $2,988          106,000        $ 8,805(6)
  Executive Vice          1996     $ 30,000     $430,325        $3,768           50,900        $13,795(4)
  President               1995     $ 11,250(5)        --        $5,100           55,000        $ 8,235(4)
Kenneth J. Biehl.......   1997(7)  $196,596     $ 14,375            --           15,000        $ 1,836(4)
  Chief Financial
     Officer


---------------

(1) Represents medical insurance premiums paid by the Company on behalf of the Named Executive Officers.

(2) The options were granted under the Company's 1994 Stock Incentive Plan. See "Executive Compensation and Related Information -- Option Grants in Last Fiscal Year."


(3) Represents (i) life insurance premiums in the aggregate amount of $10,293 paid by the Company on behalf of Mr. Alter and (ii) a matching contribution of $500 made by the Company on behalf of Mr. Alter under the Company's 401(k) Plan.



(4) Represents life insurance premiums paid by the Company on behalf of the Named Executive Officer.



(5) Represents partial year from August 1995 through the fiscal year end.



(6) Represents (i) life insurance premiums in the aggregate amount of $8,235 paid by the Company on behalf of Mr. Biederman and (ii) a matching contribution of $570 made by the Company on behalf of Mr. Biederman under the Company's 401(k) Plan.



(7) Mr. Biehl commenced employment with the Company as of January 16, 1997.

STOCK OPTIONS


     The following table contains information concerning the grant of stock options to the Named Executive Officers under the Company's 1994 Stock Incentive Plan for the fiscal year ended December 31, 1997.

                                    TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------
                         NUMBER OF                                                   POTENTIAL REALIZABLE VALUE
                         SECURITIES   PERCENT OF TOTAL                                AT ASSUMED ANNUAL RATES
                         UNDERLYING   OPTIONS GRANTED                               OF STOCK PRICE APPRECIATION
                          OPTIONS            TO          EXERCISE OR                   FOR OPTION TERM(S)(3)
                          GRANTED       EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------------
         NAME              (#)(1)           1997          ($/SH)(2)       DATE         5%($)           10%($)
         ----            ----------   ----------------   -----------   ----------   -----------      -----------
Robert A. Alter........    24,000           5.88%          $16.63       10/26/07    $  251,004       $  636,094
                          100,000          24.51%          $17.25       10/09/07    $1,084,843       $2,749,206

Charles L. Biederman...     6,000           1.47%          $16.63       10/26/07    $   62,751       $  159,024
                          100,000          24.51%          $17.25       10/09/07    $1,084,843       $2,749,206

Kenneth J. Biehl.......    15,000           3.68%          $17.25       10/09/07    $  162,726       $  412,381

---------------

(1) The options were granted under the Company's 1994 Stock Incentive Plan. Each option becomes exercisable in a series of five (5) equal annual installments measured from the grant date. The options will automatically accelerate in full in the event of an acquisition of the Company by a merger or asset sale in which such option is not to be assumed or replaced by the successor corporation. Each option includes a limited stock appreciation right which provides the optionee with the right, exercisable upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities, to surrender the option to the Company, to the extent the option is exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the fair market value on the surrender date over (ii) the option exercise price payable per share. Each option has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the Company's 1994 Stock Incentive Plan, has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the grant date.

(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the 1997 fiscal year and unexercised options held by them at the end of that fiscal year. No stock appreciation rights were exercised by any such officer during such year and, except for the stock appreciation rights described in footnote (1) above, no stock appreciation rights were outstanding on December 31, 1997. The table below sets forth information concerning the unexercised options held as of the end of such year by the Named Executive Officers.

                                   TABLE III

          AGGREGATE FISCAL YEAR-END OPTION EXERCISES AND OPTION VALUES

                                                                      NUMBER OF                     VALUE OF
                                                                SECURITIES UNDERLYING              UNEXERCISED
                                                                     UNEXERCISED                  IN-THE-MONEY
                                                                     OPTIONS AT                    OPTIONS AT
                                                                     FY-END (#)                   FY-END ($)(2)
                          SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
          NAME            ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ---------------   --------------   -----------   -------------   -----------   -------------
Robert A. Alter.........          --                 --        96,720         325,880       $726,860      $1,488,570
Charles L. Biederman....      38,680           $282,318             0         205,720             --      $  726,080
Kenneth J. Biehl........          --                 --             0          15,000             --              --

---------------
(1) Based on the market priced of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2) Based on the fair market value of the option shares at fiscal year-end ($17.25 per share) less the exercise price.

MANAGEMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     Messrs. Alter and Biederman each have entered into Employment Agreements with the Company. Each Employment Agreement is for a one-year term which will renew automatically until terminated. Mr. Alter's base salary is $120,000 per year, subject to increases approved by the Compensation Committee. Mr. Biederman's base salary is $30,000 per year, subject to increase based on recommendations by the President for performance of special assignments. Mr. Alter is required to devote substantially all of his time to the business of the Company, while Mr. Biederman is not. The Company is required to maintain a comprehensive medical plan, life insurance and other fringe benefits for both Messrs. Alter and Biederman. Upon a termination without cause, the Company is required to pay one year's base salary to Mr. Alter and Mr. Biederman.

     As Plan Administrator of the Company's 1994 Stock Incentive Plan, the Compensation Committee of the Board of Directors has the authority to provide for the accelerated vesting of any outstanding options to purchase shares of the Company's Common Stock held by the Named Executive Officers under such plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is currently comprised of Messrs. Gould, Bingham, Lambert and Sondker. None of such persons was at any time during the fiscal year ended December 31, 1997, or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

OVERVIEW AND PHILOSOPHY

     The Compensation Committee (the "Committee") of the Company's Board of Directors is responsible for establishing the compensation payable to the Company's executive officers. Such compensation is primarily comprised of the following elements: base salary, annual performance incentives and stock options.

     It is the Committee's objective that executive compensation be directly influenced by the Company's business results. Accordingly, the Company's executive compensation program is structured to stimulate and reward exceptional performance that results in enhanced corporate and stockholder values. To reinforce the attainment of Company goals, the Committee determined that a substantial portion of the compensation for the executive officers for the 1997 fiscal year should be in the form of cash bonuses, based upon the Company's performance in 1997, and stock options.

COMPENSATION COMPONENTS

  Base Salary

     For the 1997 fiscal year, the base salary for Mr. Biederman was set at the same level as those established for the 1996 fiscal year which had been determined by the employment agreement entered into by Mr. Biederman at the time of the initial public offering of the Company's Common Stock. Mr. Alter's salary was increased from $60,000 in 1996 to $120,000 per year for fiscal year 1997 to reflect the growth in the Company's portfolio and increase in Mr. Alter's responsibilities to manage the larger Company. The Compensation Committee has not yet determined the appropriate base salary for Mr. Alter for fiscal year 1998. The Committee is awaiting presentation of information by management and a review of compensation paid to executives of other publicly-held hotel real estate investment trusts and similar companies.

  Cash Bonuses


     Mr. Biederman earned a cash bonus during fiscal year 1997 of $400,000 awarded in recognition of his contribution to the renovation and reconstruction activity he supervised during fiscal year 1997. Four cash bonus awards, each in the amount of $100,000, were paid based on the construction expenditures for renovations by the Company of 19 hotels that were renovated during fiscal year 1997. Mr. Alter earned a cash bonus during fiscal year 1997 of $200,000 for his successful implementation of the Company's growth strategy and in particular in implementing the acquisition of the Kahler portfolio of hotels and successfully consummating four securities offerings that raised approximately $288 million during 1997. Based on the recommendation of the President, the Compensation Committee awarded Mr. Biehl a cash bonus of $14,375 for the 1997 fiscal year.


  Stock Options

     The compensation packages established for the executive officers for the 1997 fiscal year included substantial stock option grants. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and only if the market price appreciates over the option term. The Committee's goal in awarding such grants is to align the interests of the executive officers with the interests of the Company's stockholders.

CHIEF EXECUTIVE OFFICER PERFORMANCE AND COMPENSATION


     In establishing Mr. Alter's cash bonus and stock option grants for fiscal 1997, the Committee reviewed information regarding the compensation paid to presidents of other publicly-held hotel real estate investment trusts and also considered the compensation paid to Mr. Alter by Sunstone Hotel Management, Inc. and Sunstone Hotel Properties, Inc. As discussed above, the Compensation Committee awarded Mr. Alter a cash bonus of $200,000 and options to purchase 50,000 shares of Common Stock based on his performance during fiscal year 1997.


COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain executive officers. The compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed that limit. The Company's 1994 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under that Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

     This report has been furnished by members of the Compensation Committee.

                            COMPENSATION COMMITTEE
                             Fredric H. Gould
                             H. Raymond Bingham
                             David Lambert
                             Edward H. Sondker

                            STOCK PERFORMANCE GRAPH

     The following graph compares the change in the Company's stockholder return on the Common Stock during 1997 (which is traded on the New York Stock Exchange under the symbol "SSI") with the changes in (i) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), (ii) the National Association of Real Estate Trust Equity Index ("NAREIT Equity Index") and (iii) a peer group of six issuers with similar businesses(1) ("Peer Group") for the same period, assuming a base investment of $100 in the Common Stock in each index for comparative purposes.

                         SUNSTONE HOTEL INVESTORS, INC.

INDEX                            SUNSTONE HOTEL INVESTORS          S&P        NAREIT EQUITY INDEX     PEER GROUP
8/16/95                                            100.00       100.00                     100.00         100.00
9/30/95                                            101.32       104.68                     102.28         107.67
12/31/95                                           111.71       110.98                     106.52         110.32
3/31/96                                            111.71       116.94                     108.94         122.94
6/30/96                                            121.24       122.17                     113.79         117.42
9/30/96                                            113.90       125.96                     121.23         128.67
12/31/96                                           152.97       136.35                     144.09         153.57
3/31/97                                            155.86       140.01                     145.12         156.94
6/30/97                                            175.38       164.45                     152.33         162.27
9/30/97                                            220.61       176.77                     170.34         187.08
12/31/97                                           219.51       181.86                     173.31         176.34

     The foregoing graph is based upon the following data:

           INDEX             AUG 16, 95   SEP 30, 95   DEC 31, 95   MAR 31, 96   JUN 30, 96   SEP 30, 96   DEC 31, 96   MAR 31, 97
           -----             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Sunstone Hotel Investors...    100.00       101.32       111.71       111.71       121.24       113.90       152.97       155.86
S&P........................    100.00       104.68       110.98       116.94       122.17       125.96       136.35       140.01
NAREIT Equity Index........    100.00       102.28       106.52       108.94       113.79       121.23       144.09       145.12
Peer Group.................    100.00       107.67       110.32       122.94       117.42       128.67       153.57       156.94

           INDEX             JUN 30, 97   SEP 30, 97   DEC 31, 97
           -----             ----------   ----------   ----------
Sunstone Hotel Investors...    175.38       220.61       219.51
S&P........................    164.45       176.77       181.86
NAREIT Equity Index........    152.33       170.34       173.31
Peer Group.................    162.27       187.08       176.34

---------------

(1) The peer group companies consist of American General Hospitality Corporation, Boykin Lodging Company, Equity Inns, Felcor Suite Hotels, Inc., Innkeepers, USA Trust and RFS, Inc.

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference and shall not otherwise be deemed filed under the Securities Act or Exchange Act.

     There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the above graph. The Company will not make or endorse any predictions as to future share performance.

                              CERTAIN TRANSACTIONS

     The Company, a Maryland corporation, was formed on September 21, 1994, as a real estate investment trust ("REIT"). The Company completed an initial public offering (the "Offering") on August 16, 1995 and contributed the net proceeds therefrom to Sunstone Hotel Investors, L.P. (the "Partnership"). On October 15, 1997, the Company purchased a portfolio consisting of 17 hotels (the "Kahler Hotels"). In order to qualify as a REIT, neither the Company nor the Partnership may operate hotels. The Partnership has a portfolio of, as of February 24, 1998, 57 hotels which it leases to Sunstone Hotel Properties, Inc. (the "Lessee") pursuant to separate percentage leases which provide for rent payments equal to the greater of (i) fixed based rent and
(ii) percentage rent based on room revenues, Lessee's food and beverage revenues and sublease and concession rentals (the "Percentage Leases"). The Lessee is owned by Robert A. Alter, Chairman and President of the Company (80%) and Charles L. Biederman, Vice Chairman and Executive Vice President of the Company (20%). The Lessee has entered into a management agreement (the "Management Agreement") pursuant to which all of the hotels it leases from the Partnership are managed by Sunstone Hotel Management, Inc. (the "Management Company"), of which Mr. Alter is the sole shareholder.

     The Company and the Partnership have entered into a number of transactions and agreements with Mr. Alter and Mr. Biederman and certain of their affiliates.

PERCENTAGE LEASES

     In order to qualify as a REIT, the Partnership has leased each of its hotels to the Lessee pursuant to the Percentage Leases. Each Percentage Lease has been approved by a majority of the Independent Directors. The Percentage Leases are designed to allow the Company to participate in revenue growth by providing that (i) between approximately 20% to 50% in the first tier and 60% to 68% in the second tier of room revenues in excess of specified amounts, (ii) 5% of the Lessee's food and beverage revenues, (iii) 100% of any sublease and concession rentals, and (iv) other net revenues described in the Percentage Lease for the applicable hotel in excess of base rent will be paid to the Partnership as percentage rent. Once such expenses together with all other operating expenses of each hotel is paid by the Lessee, the Lessee will be entitled to all of the net income from the hotels. Mr. Alter and Mr. Biederman have agreed, however, to use distributions from the Lessee, in excess of their tax liability for the earnings of the Lessee, to either accumulate reserves for the Lessee's rental obligations due under the Percentage Leases or purchase from the Partnership additional Units at the then current market price of the Common Stock.

MANAGEMENT AGREEMENT

     The Lessee has entered into the Management Agreement with the Management Company for each of the hotels it leases from the Partnership. Pursuant to the Management Agreement, the Management Company provides management and administrative services to the Lessee in consideration for between 1% to 2% of gross revenue of the hotels and reimbursement of certain direct expenses incurred by the Management Company for the Lessee. As the sole shareholder of the Management Company, Mr. Alter would be entitled to the net income of the Management Company.

EMPLOYMENT AGREEMENTS

     The Company entered into Employment Agreements with each of Mr. Alter and Mr. Biederman that renew automatically each August 16 until terminated. Mr. Alter serves as President and is required to devote substantially all of his time to the business of the Company with an annual base compensation of $120,000 a year subject to any further increases approved by the Compensation Committee. Mr. Biederman serves as Executive Vice President for an annual base compensation of $30,000, subject to any increases based on recommendations by the President of the Company for performance of special assignments. Mr. Biederman is not required to devote substantially all of his time to the business of the Company. Each of the Employment Agreements restrict competitive activities by Mr. Alter, Mr. Biederman or any of their affiliates.

THIRD PARTY PLEDGE

     Mr. Alter and Mr. Biederman, the stockholders of the Lessee, have through February 24, 1998 pledged to the Partnership 481,955 Units with a value equal to approximately $7.5 million, to secure the Lessee's obligations under the Percentage Leases. Provided no event of default under any Percentage Lease exists, the pledged Units corresponding to a particular Percentage Lease will be returned to the pledgors on the third anniversary of such Percentage Lease. The Independent Directors approved an amendment to the Third Party

Pledge Agreement with Mr. Alter and Mr. Biederman to limit the total number of Units that would be required to be pledged to secure the Lessee's obligations under the Percentage Leases to four (4) months base rent under each new Percentage Lease, up to an aggregate of 481,955 Units. The Independent Directors also approved an amendment to the pledge agreement with Mr. Alter and Mr. Biederman to limit the total number of Units that would be required to be pledged to the number currently owned. The Independent Directors also approved the subordination of the Company's lien in the Units to a lien proposed in favor of an institutional lender that, as a condition to making a proposed working capital facility available to the Lessee, has required that Mr. Alter guaranty the loan and secure it with a first priority lien in his Units.

UNIT PURCHASE AGREEMENT

     Mr. Alter and Mr. Biederman have entered into a unit purchase agreement with the Company, the Lessee and the Partnership to use distributions from the Lessee, in excess of their tax liability for earnings of the Lessee, to either accumulate reserves for the Lessee's rental obligations due under the Percentage Leases, or purchase from the Partnership additional Units at the then current market price of the Common Stock. The unit purchase agreement will remain in effect so long a there is a Percentage Lease in effect.

CONSULTING AGREEMENT WITH MR. GELLER

     In July 1996, the Company entered into a consulting agreement with Mr. Geller, a member of the Board of Directors. Through his company, Geller & Co., Mr. Geller provides strategic consulting services to the Company for a two-year period with an option at the Company's election to extend for an additional year. The Company will pay Geller & Co.'s expenses in connection with services rendered to the Company. In consideration for services rendered by Mr. Geller under the consulting agreement, Mr. Geller has been granted non-qualified options to purchase 50,000 shares of Common Stock, which will vest in equal installments each month over 24 months. Of these options, 25,000 are exercisable at $10.50 per share and 25,000 at $15.50 per share. In addition, Mr. Geller receives each quarter during the term of the agreement a restricted stock grant of 1,250 shares of Common Stock.

INDEMNIFICATION AGREEMENTS

     The Company has entered into an Indemnification Agreement with each of its directors (the "Indemnification Agreements") which provides that, with certain exceptions, the Company will hold harmless and indemnify its directors to the fullest extent permitted under Maryland Law. Under the Indemnification Agreements, the Company is obligated to indemnify each of its directors against all expenses (including attorneys' fees), fines, judgments and settlement amounts that such director may incur in connection with any action or proceeding (other than an action by or in the right of the Company) to which the director is or may be made a party to by reason of such director's position as a director, officer, employee or agent of the Company or any other company or enterprise to which the person provides services at the request of the Company.


REGISTRATION RIGHTS



     In connection with the Kahler acquisition, the Company entered into a Registration Rights Agreement for the benefit of Westbrook Real Estate Fund I, L.P. and Westbrook Real Estate Co-Investment Partnership I, L.P. (collectively "Westbrook Funds"). The Registration Rights Agreement grants the Westbrook Funds certain registration rights for the 3,983,867 shares of Common Stock (which includes the 1,699,605 shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock). The Agreement provides the Westbrook Funds the right to include these shares in certain public offerings initiated by the Company and grants the right, on two occasions, to require the Company to initiate a registration of their Common Stock, subject in each case to certain limitations and the ability of the underwriters of such offerings to restrict the number of shares of Common Stock so registered. Notwithstanding the grant of rights by the Company, the Westbrook Funds, for a period of twelve months after the closing on October 15, 1997 (the "Initial Lock-Up Period"), agreed that they will not sell, transfer or otherwise dispose of their Common Stock, Preferred Stock or Common Stock issued upon conversion of the Preferred Stock. In addition, the

Westbrook Funds have agreed that following the expiration of the Initial Lock-Up Period, they will only sell, transfer or otherwise dispose of such shares in certain limited amounts during the following year. Mr. Kazilionis, a director of the Company, is a Managing Principal of Westbrook Partners, the General Partner of the Westbrook Funds and is benefited by the registration rights provided to the Westbrook Funds.


                      APPOINTMENT OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP, the Company's independent public accountants for the fiscal year ended December 31, 1997, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1998.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and stockholders owning greater than 10% of the Common Stock of the Company are required by SEC regulations to furnish the Company with copies of all reports filed pursuant to
Section 16(a).

     Based solely on review of copies of such reports required by Section 16(a) or written representations that no such reports were required, the Company believes that during 1997, all of its officers, directors, and stockholders owning greater than 10% of the Common Stock of the Company timely complied with all applicable Section 16(a) filing requirements other than except as set forth below.

     Mr. Alter timely filed a Form 4 in which the transaction amount was not reported correctly, and subsequently filed a corrective amendment thereto. Mr. Geller filed a Form 5 in which the transaction amount was not reported correctly, and subsequently filed a corrective amendment thereto. In addition, Kenneth J. Biehl did not timely file his Form 3.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than November 14, 1998 to be included in the proxy statement and form of proxy relating to the 1999 Annual Meeting.

                               1997 ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1997, including audited financial statements, is being sent with this Proxy Statement to all stockholders of record as of March 9, 1998. Except for "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the SEC will be provided to stockholders without charge upon written request to Robert A. Alter, Sunstone Hotel Investors, Inc., 115 Calle de Industrias, Suite 201, San Clemente, California 92672.

                                          By Order of the Board of Directors

                                          /s/ ROBERT A. ALTER
                                          ROBERT A. ALTER
                                          Secretary

San Clemente, California
March 13, 1998

                                  FORM OF PROXY

                            SUNSTONE HOTEL INVESTORS

                                      PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 17, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders To Be Held On April 17, 1998 and the accompanying Proxy Statement, and appoints Robert A. Alter, Charles L. Biederman, C. Robert Enever, David E. Lambert, H. Raymond Bingham, Laurence S. Geller, Fredric H. Gould, Edward H. Sondker and Paul D. Kazilionis, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of Sunstone Hotel Investors, Inc., which the undersigned is entitled to vote, either on his own or her own behalf, or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Sunstone Hotel Investors, Inc. to be held at the Holiday Inn Select located at One South Grady Way, Renton, Washington 98055, on April 17, 1998, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if present thereat. The Shares represented by this Proxy shall be voted in the following manner:


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                                        1

1. To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 50,000,000 to a total of 150,000,000 shares of Common Stock and to increase the number of shares of Preferred Stock authorized for issuance thereunder by an additional 10,000,000 to a total of 20,000,000 shares of Preferred Stock:


              FOR                   AGAINST                   ABSTAIN
              [ ]                     [ ]                       [ ]


2. To approve an amendment to the Company's Articles of Incorporation to increase the maximum number of directors from nine to twelve:


              FOR                   AGAINST                   ABSTAIN
              [ ]                     [ ]                       [ ]

3.    To elect the following directors to serve for a term of three years:

      (Instruction: To withhold authority to vote for any individual nominee, strike that nominee's name below.)

                                                          WITHHOLD
                                          FOR        AUTHORITY TO VOTE
      Robert A. Alter                     [ ]                [ ]
            Fredric H. Gould
            Paul D. Kazilionis

4. To approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares of the Company's common stock authorized for issuance under such Plan by an additional 1,200,000 shares:

              FOR                   AGAINST                   ABSTAIN
              [ ]                     [ ]                       [ ]

5. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve.

      In addition, the proxies are authorized, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR the nominees listed above and FOR Proposals 1, 2 and 4. This Proxy, when properly executed, will be voted as specified above. THIS PROXY WILL BE VOTED FOR THE

NOMINEES LISTED ABOVE AND FOR PROPOSALS 1, 2 AND 4 IF NO SPECIFICATION IS MADE.

                      PLEASE RETURN YOUR EXECUTED PROXY TO
                        CHASEMELLON SHAREHOLDER SERVICES
           IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.


Signature(s)                                         Dated:            , 1998
             -----------------------------------            -----------

(Print name(s) as it/they appear on certificates)

Please print the name(s) appearing on each share certificate(s) over which you have voting authority.

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